July 20, 2020

Joanne Crevoiserat

Dear Joanne,

Reference is hereby made to your current employment letter dated as of June 17, 2019 (the “Employment Letter”) pursuant to which you are employed as the Chief Financial Officer of Tapestry, Inc. (“Tapestry” or the “Company”). This letter is being provided in connection with your appointment as Interim Chief Executive Officer (“Interim CEO”), reporting to the Board of Directors of Tapestry (the “Board”). By signing below where indicated, you will be accepting that appointment effective July 21, 2020 (the “Effective Date”).

This letter details the changes to your base salary and bonus opportunity that will apply, and a special retention award that will be made, in connection with your appointment as Interim CEO. Except as set forth herein, the terms of your Employment Letter continue to apply with respect to your employment as Interim CEO, except that while you are serving as the Company’s Interim CEO (the “Interim CEO Term”), you will not serve, and will be deemed to have relinquished your position, as the Company’s Chief Financial Officer. You will continue to be considered an “officer” under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as an “Executive Officer” of Tapestry pursuant to Rule 3b-7 of the Exchange Act. Upon the termination of the Interim CEO Term, you will no longer serve as Interim CEO, the Board intends to reappoint you as the Company’s Chief Financial Officer and the terms of the Employment Letter shall apply. For the avoidance of doubt, the changes to the terms of your employment described in this letter, including the changes occurring upon the commencement and termination of the Interim CEO Term, will not be deemed to give rise to “good reason” under the Employment Letter, the Company’s 2010 and 2018 Stock Incentive Plans, each as amended, or any grant agreements for awards under either such Plan, the Tapestry, Inc. Special Severance Plan or other agreement between you and the Company or any applicable Company plan or policy.

Base Salary
As of the Effective Date and continuing through the last date of the fiscal quarter in which the Interim CEO Term ends, your annual base salary rate will be $1,300,000, which will be immediately reduced by 20% to $1,040,000 annually, consistent with the Company-wide salary reductions that were announced on April 20, 2020, and which are expected to remain in effect no longer than the end of the Company’s fiscal year 2021 (i.e., July 3, 2021). In the event your employment terminates under circumstances in which you are entitled to severance, your severance will be calculated based on your annual base salary rate in effect on the date of your termination.

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Incentive Compensation
You will continue to be eligible to participate in the Company’s Performance-Based Annual Incentive Plan (“AIP”). For the period commencing on the Effective Date and continuing through the last date of the fiscal quarter in which the Interim CEO Term ends, your target bonus will be 150% of your salary actually paid during that period. Thereafter, your target bonus will revert to 100% of your salary paid for the remainder of the fiscal year, which shall reflect the reduced salary, as in effect for any portion of the fiscal year. The actual bonus payout may range from 0% of target for performance below established thresholds to 200% of target for maximum performance.

Any AIP bonus is paid within three months of the end of the fiscal year and you must be an employee in good standing with the Company on the AIP bonus payment date in order to be eligible to receive any such AIP bonus payment. If you resign your employment or are terminated for "cause," you are not eligible for this bonus for the fiscal year in which you provide the required notice of your intent to resign your employment (or resign without notice) or your employment is terminated, as applicable.

Special Equity or Cash Award
You will receive a special retention award (the “Special Award”) with a grant value of $1,000,000, which is expected to be granted in August 2020 as restricted stock units (“RSUs”). However, the Board or the Human Resources Committee of the Board (the “Committee”) may determine that the Special Award will be a cash-based award instead of RSUs. The Special Award will cliff vest after two years subject to your continued employment or other service with the Company through the vesting date; provided, however that should your employment cease involuntarily for any reason other than for “cause” (e.g. position elimination) or if you resign for “Good Reason,” each as defined in your Employment Letter, and subject to your compliance with the Restrictive Covenants set forth in your Employment Letter and the grant agreement for the Special Award, the Special Award will continue to vest according to the original vesting schedule of such grant.

You will be subject to the terms and conditions of the grant agreement, including, but not limited to, the provisions relating to claw back of equity gains or other incentive compensation in certain post-employment scenarios. Except as provided in this letter, the terms of the plan pursuant to which the Special Award is granted and related grant agreement, as they may be changed from time to time, will be controlling.

Your appointment as Interim CEO is contingent upon you passing a background check.

Joanne, if the foregoing accurately reflects your understanding of the terms that will apply in connection with your appointment as Interim CEO, kindly acknowledge your agreement by signing below where indicated and returning a signed copy to me.

Sincerely,
/s/ Sarah J. Dunn__________________
Sarah J. Dunn
Global Human Resources Officer
Tapestry, Inc.

Agreed and accepted by:

_/s/ Joanne Crevoiserat_____________    July 20, 2020_________________________
Name: Joanne Crevoiserat            Date

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